Exhibit 99.3

LogMeIn, Inc.

Unaudited Pro Forma Combined Financial Information

The unaudited pro forma combined balance sheet as of June 30, 2017 reflects pro forma adjustments to the financial position of LogMeIn, Inc. (the “Company”) to give effect to the acquisition of Nanorep Technologies Ltd. (“Nanorep”) as if it had occurred on June 30, 2017. The unaudited pro forma combined statements of operations for the year ended December 31, 2016 and the six months ended June 30, 2017 reflect pro forma adjustments to the results of operations of the Company to give effect to the acquisition of Nanorep as if it had occurred on January 1, 2016. In addition, the unaudited pro forma combined statements of operations for the year ended December 31, 2016 and the six months ended June 30, 2017 give effect to the merger with GetGo, Inc. (“GetGo”) as if the merger had occurred on January 1, 2016 (see Note 1 to the unaudited pro forma combined financial information). We refer herein to the acquisition of Nanorep and the merger with GetGo collectively as the “transactions.”

The unaudited pro forma combined statement of operations for the year ended December 31, 2016 should be read in conjunction with:

•	the historical audited consolidated financial statements of the Company for the year ended December 31, 2016, which are included in the Company’s latest Annual Report on Form 10-K; and

•	the historical audited financial statements of Nanorep for the year ended December 31, 2016, which are included herein.

The unaudited pro forma combined financial information as of and for the six months ended June 30, 2017 should be read in conjunction with:

•	the historical unaudited condensed consolidated financial statements of the Company as of and for the six months ended June 30, 2017, which are included in the Company’s latest Quarterly Report on Form 10-Q; and

•	the historical unaudited condensed consolidated financial statements of Nanorep as of and for the six months ended June 30, 2017, which are included herein.

The unaudited pro forma combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the transactions occurred as of the dates indicated, nor is it meant to be indicative of any future consolidated financial position or future results of operations that the combined company will experience. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial statements to give pro forma effect to events that are (1) directly attributable to the transactions, (2) factually supportable and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments included in the accompanying unaudited pro forma combined financial statements are based on currently available data and assumptions that the Company believes are reasonable. However, the unaudited pro forma combined statements of operations do not include any expected cost savings or restructuring actions that may be achievable or that may occur subsequent to the transactions or the impact of any non-recurring activity and one-time transaction-related costs incurred prior to the transaction dates.

In the accompanying unaudited pro forma combined financial information, the transactions have been accounted for as business combinations using the acquisition method of accounting under the provisions of Accounting Standard Codification Topic 805, Business Combinations, or ASC 805, and applying the pro forma assumptions and adjustments described in the accompanying notes. Under ASC 805, the Company, as the accounting acquirer, records assets acquired and liabilities assumed in a business combination at their fair values as of the acquisition date. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. Under ASC 805, transaction costs are not included as a component of consideration transferred and are expensed as incurred. The excess of the purchase price (consideration transferred) over the aggregate estimated fair value of identifiable assets and liabilities as of the acquisition date is allocated to goodwill in accordance with ASC 805. The final valuation of assets acquired and liabilities assumed related to the transactions is expected to be completed as soon as practicable but no later than one year after the consummation of the transactions. The allocation of purchase consideration for the transactions reflected in the unaudited pro forma combined financial statements is preliminary and will be adjusted based on the Company’s final valuations of the fair value of the assets acquired and liabilities assumed, which requires extensive use of accounting estimates and management judgment. Although the Company believes the fair values assigned to the assets to be acquired and liabilities to be assumed reflected in the unaudited pro forma combined financial information are based on reasonable estimates and assumptions using currently available data, the results of the final allocation could be materially different from the preliminary allocations, including, but not limited to, the allocations related to components of working capital, identifiable intangible assets, goodwill, property and equipment, deferred revenue and deferred income taxes as well as any resulting impacts to depreciation, amortization and income tax expense.

LogMeIn, Inc.

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2017

(In thousands)

	Historical LogMeIn, Inc.	Historical Nanorep	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$261,007	$1,892	$(48,272)	(4a), (4c), (4g)	$214,627
Marketable securities and investments	24,488	706	(706)	(4c)	24,488
Accounts receivable, net	75,765	960	—		76,725
Restricted cash, short-term	—	331	(200)	(4c)	131
Prepaid expenses and other current assets	40,354	117	—		40,471

Total current assets	401,614	4,006	(49,178)		356,442
Property and equipment, net	82,538	76	—		82,614
Restricted cash, long-term	1,549	600	(600)	(4c)	1,549
Intangibles, net	1,209,249	993	19,207	(4d), (4e)	1,229,449
Goodwill	2,225,692	—	26,661	(4n)	2,252,353
Other assets	8,186	219	(153)	(4c)	8,252
Deferred tax assets	262	—	—		262

Total assets	$3,929,090	$5,894	$(4,063)		$3,930,921

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$37,040	$168	$—		$37,208
Accrued liabilities	104,321	938	1,700	(4h)	106,959
Deferred revenue, current portion	304,777	285	—		305,062
Debt, short-term	—	410	(410)	(4c)	—

Total current liabilities	446,138	1,801	1,290		449,229
Debt, long-term	—	1,237	(1,237)	(4c)	—
Deferred revenue, net of current portion	5,373	—	—		5,373
Deferred tax liabilities	388,254	—	1,283	(4i)	389,537
Other long-term liabilities	5,802	478	(350)	(4b)	5,930

Total liabilities	845,567	3,516	986		850,069

Equity	3,083,523	2,378	(5,049)	(4g), (4h), (4i), (4m)	3,080,852

Total liabilities and equity	$3,929,090	$5,894	$(4,063)		$3,930,921

See notes to unaudited pro forma combined financial statements.

LogMeIn, Inc.

Unaudited Pro Forma Combined Statement of Operations

Year Ended December 31, 2016

(In thousands, except per share data)

	Historical LogMeIn, Inc.	Historical GetGo	Merger Pro Forma Adjustments	Notes	Historical Nanorep	Pro Forma Adjustments	Notes	Pro Forma Combined
		(Note 3)
Revenue	$336,068	$682,185	$(34,674)	(5a)	$4,176	$—		$987,755
Cost of revenue	45,501	148,000	12,926	(5b), (5c), (5e)	1,638	589	(4d), (4e), (4f)	208,654

Gross profit	290,567	534,185	(47,600)		2,538	(589)		779,101

Operating expenses:
Research and development	57,193	99,482	2,593	(5c), (5e)	1,153	1,593	(4f)	162,014
Sales and marketing	162,811	225,942	494	(5c), (5e)	2,478	262	(4f)	391,987
General and administrative	60,693	97,832	(15,286)	(5c), (5d), (5e)	1,067	1,323	(4f)	145,629
Amortization of acquired intangibles	5,457	14,097	127,510	(5b)	—	346	(4e)	147,410
Restructuring	—	3,720	—		—	—		3,720
Separation	—	21,879	(21,879)	(5d)	—	—		—

Total operating expenses	286,154	462,952	93,432		4,698	3,524		850,760

Income (loss) from operations	4,413	71,233	(141,032)		(2,160)	(4,113)		(71,659)
Interest income	698	75	—		—	—		773
Interest expense	(1,403)	(8,974)	—		(77)	—		(10,454)
Other income	(500)	(1,363)	—		(81)	—		(1,944)

Income (loss) before income taxes	3,208	60,971	(141,032)		(2,318)	(4,113)		(83,284)
(Provision for) benefit from income taxes	(570)	(18,918)	42,310	(5f)	—	1,608	(4l)	24,430

Net income (loss)	$2,638	$42,053	$(98,722)		$(2,318)	$(2,505)		$(58,854)

Net income (loss) per share:
Basic	$0.10							$(1.13)
Diluted	$0.10							$(1.13)
Weighted average shares outstanding:
Basic	25,305		26,869	(5g)				52,174
Diluted	26,164		26,010	(5g), (5h)				52,174

See notes to unaudited pro forma combined financial statements.

LogMeIn, Inc.

Unaudited Pro Forma Combined Statement of Operations

Six Months Ended June 30, 2017

(In thousands, except per share data)

	Historical LogMeIn, Inc.	Historical GetGo January 1, 2017 to January 31, 2017	Merger Pro Forma Adjustments	Notes	Historical Nanorep	Pro Forma Adjustments	Notes	Pro Forma Combined
		(Note 3)
Revenue	$444,483	$58,039	$12,869	(5a)	$2,555	$—		$517,946
Cost of revenue	92,175	14,294	9,118	(5b), (5c), (5e)	907	103	(4d), (4e), (4f)	116,597

Gross profit	352,308	43,745	3,751		1,648	(103)		401,349

Operating expenses:
Research and development	73,832	8,731	(920)	(5c), (5e)	922	193	(4f)	82,758
Sales and marketing	169,237	21,010	(1,308)	(5c), (5e)	2,204	58	(4f)	191,201
General and administrative	82,554	7,191	(15,509)	(5c), (5d), (5e)	745	(204)	(4f), (4k)	74,777
Amortization of acquired intangibles	60,574	1,176	18,923	(5b)	—	300	(4e)	80,973
Restructuring charge	—	3,189	—		—	—		3,189
Separation costs	—	1,238	(1,238)	(5d)	—	—		—

Total operating expenses	386,197	42,535	(52)		3,871	347		432,898

Income (loss) from operations	(33,889)	1,210	3,803		(2,223)	(450)		(31,549)
Interest income	519	—	—		—	(102)	(4j)	417
Interest expense	(794)	(723)	—		(76)	32	(4b)	(1,561)
Other income	(78)	1,209	—		64	—		1,195

Income (loss) before income taxes	(34,242)	1,696	3,803		(2,235)	(520)		(31,498)
Benefit from (provision for) income taxes	30,524	(526)	(1,141)	(5f)	—	661	(4l)	29,518

Net income (loss)	$(3,718)	$1,170	$2,662		$(2,235)	$141		$(1,980)

Net income (loss) per share:
Basic	$(0.08)							$(0.04)
Diluted	$(0.08)							$(0.04)
Weighted average shares outstanding:
Basic	48,168		4,453	(5g)				52,621
Diluted	48,168		4,453	(5g)				52,621

See notes to unaudited pro forma combined financial statements.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

Note 1—Description of the Business Combinations and Basis of Presentation

Description of the Business Combinations

Acquisition of Nanorep

On July 31, 2017, the Company, through its wholly-owned subsidiary LogMeIn, Kft. (the “Buyer”), acquired all of the outstanding shares of Nanorep, an Israeli company, from the shareholders of Nanorep pursuant to a Stock Purchase Agreement (the “SPA”), dated as of July 31, 2017, by and among the Company, the Buyer, Nanorep, the shareholders of Nanorep (collectively, the “Shareholders”) and Shareholder Representative Services LLC in its capacity as representative of the Shareholders. As a result of the acquisition, Nanorep became a wholly-owned subsidiary of the Buyer.

Pursuant to the terms of the SPA, the Buyer acquired all of the outstanding shares of Nanorep from the Shareholders and all other equity securities of Nanorep were cancelled in exchange for an aggregate purchase price of approximately $45 million, subject to certain adjustments described in the SPA (the “Closing Consideration”). The Buyer funded the Closing Consideration with existing cash on-hand. Additionally, the Company expects to pay up to $5 million in cash in the future to certain former employees of Nanorep contingent upon their continuing service to the Company (in addition to, in some cases, the achievement of specified performance conditions) over the two-year period following the closing of the acquisition.

Merger with the GoTo Business

On January 31, 2017, the Company completed a merger with GetGo, Inc., a wholly-owned subsidiary of Citrix Systems, Inc. (“Citrix), pursuant to which the Company combined with Citrix’s GoTo family of service offerings, known as the “GoTo Business”, in a Reverse Morris Trust transaction (the “Merger”). The GoTo Business has been included in the Company’s historical consolidated financial statements beginning on January 31, 2017, the date of the Merger.

Basis of Presentation

The accompanying unaudited pro forma combined financial information was prepared in accordance with Article 11 of U.S. Securities and Exchange Commission (“SEC”) Regulation S-X. The unaudited pro forma combined statements of operations for the year ended December 31, 2016 and the six months ended June 30, 2017 were prepared using the Company’s historical consolidated financial statements, GetGo’s historical financial statements and Nanorep’s historical financial statements and give effect to the acquisition of Nanorep and the merger with GetGo as if they had occurred on January 1, 2016. The unaudited pro forma combined balance sheet as of June 30, 2017 was prepared using the Company’s historical consolidated financial statements and Nanorep’s historical financial statements and gives effect to the acquisition of Nanorep as if it had occurred on June 30, 2017.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (continued)

Note 2—Preliminary Purchase Price Allocation for Acquisition of Nanorep

The Company has performed a preliminary valuation analysis of the fair market value of Nanorep’s assets acquired and liabilities assumed. The following table summarizes the allocation of the preliminary purchase price as if the acquisition had occurred on June 30, 2017 (in thousands):

Cash and cash equivalents	$1,507
Accounts receivable	960
Property and equipment	76
Restricted cash	131
Prepaid expenses and other current assets	117
Other assets	66
Deferred tax assets	2,785
Intangible assets:
Completed technology	9,200
Customer relationships	10,500
Trademark	500
Deferred revenue	(285)
Accounts payable and accrued liabilities	(2,606)
Other long-term liabilities	(128)
Deferred tax liabilities	(4,848)
Goodwill	26,661

Total purchase consideration	$44,636

Total purchase consideration includes $41.3 million paid to the Nanorep shareholders and $0.5 million and $2.8 million paid for Nanorep transaction costs and to the Israel Innovation Authority, respectively. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma balance sheet and statements of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in the allocations to intangible assets, such as completed technology, customer relationships and trademark as well as goodwill; (2) changes in the fair value of deferred tax assets; and (3) other changes to assets and liabilities.

Note 3—Reclassifications

GetGo

Financial information presented in the “Historical GetGo” columns in the unaudited pro forma combined statements of operations have been reclassified to conform to the presentation in the Company’s historical consolidated financial statements, as follows (in thousands):

Year Ended December 31, 2016	Before Reclassification	Reclassification	Notes		After Reclassification
Amortization of product-related intangibles	$5,121	$(5,121)	(1)		$—
Sales and marketing	214,458	11,484	(2)		225,942
Cost of revenue	154,363	(6,363)	(1	),(2)	148,000

Six Months Ended June 30, 2017	Before Reclassification	Reclassification	Notes		After Reclassification
Amortization of product-related intangibles	$432	$(432)	(1)		$—
Sales and marketing	20,048	962	(2)		21,010
Cost of revenue	14,824	(530)	(1	),(2)	14,294

(1)	Amortization expense for product-related intangible assets has been reclassified to cost of revenue in order to conform to the presentation in the Company’s historical consolidated statements of operations.
(2)	Credit card transaction fees have been reclassified from cost of revenue to sales and marketing expense in order to conform to the presentation in the Company’s historical consolidated statements of operations.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (continued)

Note 4—Adjustments to Unaudited Pro Forma Financial Statements for the Acquisition of Nanorep

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial information:

(a)	Reflects funding of an aggregate of $44.6 million cash purchase price from existing cash and cash equivalents. Amount includes the payment of $0.5 million of Nanorep transaction costs and the payment of $2.8 million to the Israel Innovation Authority pursuant to the acquisition.

(b)	Reflects the removal of the $0.4 million warrant liability upon the exercise of the warrant in conjunction with the Nanorep acquisition and adjustment to remove $0.03 million of deferred warrant amortization included in interest expense for the six months ended June 30, 2017.

(c)	Reflects the retirement of Nanorep existing debt, which was paid down prior to closing in conjunction with the acquisition. Pro forma adjustments eliminate the debt balance, origination costs and deferred warrant charges as follows (in thousands):

Debit (Credit)	Debt Paydown	Write-off of Debt Origination Fees	Write-off of Deferred Warrant Charges	Pro Forma Adjustment
Cash and cash equivalents	$(385)	$—	$—	$(385)
Marketable securities and investments	(706)	—	—	(706)
Restricted cash, short-term	(200)	—	—	(200)
Restricted cash, long-term	(600)	—	—	(600)
Other assets	—	—	(153)	(153)
Debt, short-term	454	—	(44)	410
Debt, long-term	1,437	(80)	(120)	1,237

(d)	Reflects the adjustment to remove internally developed capitalized software of $1.0 million as of June 30, 2017 and amortization of internally developed capitalized software of $0.2 million in each of the year ended December 31, 2016 and the six months ended June 30, 2017, as this asset has been replaced with the completed technology intangible asset, see Note 4(e).

(e)	Reflects the adjustment of intangible assets identified through the acquisition of Nanorep. As part of the preliminary valuation analysis, the Company identified intangible assets, including completed technology, customer relationships and trademark.

The following table summarizes the estimated fair values of Nanorep’s identifiable intangible assets, their estimated useful lives and related amortization expense based upon the pattern in which their economic benefit is expected to be realized (in thousands):

			Amortization Expense
	Estimated Fair Value	Estimated Useful Life (years)	Year Ended December 31, 2016	Six Months Ended June 30, 2017
Completed technology	$9,200	8	$240	$174
Customer relationships	10,500	10	296	272
Trademark	500	9	50	28

Total	$20,200		$586	$474

Amortization of the acquired intangible assets in the acquisition of Nanorep will be recognized using an economic consumption model over the estimated useful life of each respective asset, which represents the period over which the Company expects the related cash flows to be realized. Assuming the acquisition of Nanorep had occurred on January 1, 2016, future annual amortization expense as of December 31, 2016 related to the acquired intangible assets is estimated as follows: $2 million in 2017, $2 million in 2018, $3 million in 2019, $3 million in 2020, $3 million in 2021 and $7 million thereafter.

These preliminary estimates of fair value and estimated useful lives may differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of approximately $2.0 million and annual amortization expense of approximately $0.1 million for the year ended December 31, 2016.

(f)	Reflects the adjustment to record compensation expense related to $5.0 million of cash payments to be made to certain former employees of Nanorep contingent upon their continuing service to the Company (in addition to, in some cases, the achievement of specified performance conditions) over the two-year period following the closing of the acquisition as follows (in thousands):

	Year Ended December 31, 2016	Six Months Ended June 30, 2017
Cost of revenue	$547	$96
Research and development	1,593	193
Sales and marketing	262	58
General and administrative	1,323	296

Total	$3,725	$643

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (continued)

(g)	Represents a decrease in cash of $3.3 million paid to the Israel Innovation Authority at the time of closing related to research and development grants previously received by Nanorep from the Israel Innovation Authority and a corresponding decrease in retained earnings as this payment was determined to be for the benefit of the Company and will be recorded as an expense in the Company’s consolidated statement of operations.

(h)	Represents an increase to accrued liabilities for the following:

(i)	Record an accrued liability of $0.2 million, as well as a decrease in retained earnings, related to non-recurring transaction fees incurred by the Company after June 30, 2017 in connection with the acquisition.

(ii)	Record an accrued liability of $1.5 million for Nanorep management bonuses earned at the time of closing.

(i)	Reflects the following pro forma adjustments to record net deferred tax liabilities resulting from the acquisition. The net deferred tax liability is based on an estimated Israel tax rate of 24%.

(i)	Record the estimated increase in deferred tax liabilities of $4.8 million due to the fair value adjustment for non-deductible intangible assets.

(ii)	Recognize a $1.7 million deferred tax asset primarily related to Nanorep’s net operating loss carryforwards of approximately $7.3 million, which have historically been fully reserved. The recording of deferred tax liabilities in (i) above eliminates the requirement for a full valuation allowance.

(iii)	Recognize a $1.5 million deferred tax asset related to the $6.1 million paid to the Israel Innovation Authority, of which $0.8 million is recorded as a corresponding increase in retained earnings in the unaudited pro forma combined balance sheet for the $3.3 million portion recorded as expense in the Company’s consolidated statement of operations.

(iv)	Recognize a $0.4 million deferred tax asset related to the $1.5 million accrued liability recorded for Nanorep management bonuses, see Note 4(h)(ii).

(j)	Reflects the decrease in interest income resulting from the use of $44.6 million of existing international cash and cash equivalents to fund the acquisition of Nanorep. The pro forma rate of return is 0 basis points for the year ended December 31, 2016 and 50 basis points for the six months ended June 30, 2017. The pro forma adjustment to decrease interest income for the six months ended June 30, 2017 is $0.1 million.

(k)	Represents the elimination of non-recurring transaction fees of $0.5 million incurred by the Company in the six months ended June 30, 2017 in connection with the acquisition of Nanorep and recorded as general and administrative expense in the Company’s historical unaudited consolidated statement of operations, because these expenses are not expected to have a continuing impact on the operations of the combined business.

(l)	Reflects the income tax effect of Nanorep’s historical loss before income taxes and pro forma adjustments based on the estimated Nanorep statutory tax rate of 25% for 2016 and 24% for 2017 as follows (in thousands):

	Year Ended December 31, 2016	Six Months Ended June 30, 2017
Tax effect of pro forma adjustments	$1,028	$125
Tax effect of Nanorep historical loss before income taxes	580	536

Pro forma adjustments to benefit from (provision for) income taxes	$1,608	$661

(m)	Represents the elimination of historical shareholders’ equity of Nanorep.

(n)	Reflects the adjustment to record goodwill associated with the acquisition of Nanorep of $26.7 million, based on the preliminary purchase price allocation.

Note 5—Adjustments to Unaudited Pro Forma Financial Statements for the Merger with GetGo

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial information:

GetGo Merger Pro Forma Adjustments

(a)	Represents a reduction to revenue of $34.7 million for the year ended December 31, 2016 and an increase to revenue of $12.9 million for the six months ended June 30, 2017 resulting from the impact to the statement of operations of the pro forma adjustment to record deferred revenue acquired from the GetGo Merger at its fair value in accordance with the acquisition method of accounting, assuming the Merger was completed on January 1, 2016. The $12.9 million increase to revenue adjusts the first quarter of 2017 as if the Merger occurred on January 1, 2016. The second quarter of 2017 is the Company’s historical reported revenue with no pro forma adjustment made.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (continued)

(b)	Represents incremental amortization expense related to the fair value of identifiable intangible assets acquired by the Company in connection with the Merger, assuming it had occurred on January 1, 2016, as follows (in thousands):

	Year Ended December 31, 2016	Six Month Ended June 30, 2017
Completed technology amortization	$47,895	$31,709

Pro forma amortization expense included in cost of revenue	47,895	31,709
Less: Amortization expense included in cost of revenue in GetGo’s and the Company’s historical financial statements related to the GetGo Merger	(35,491)	(22,396)

Net adjustment	$12,404	$9,313

Customer relationships amortization	$132,032	$73,645
Trademarks amortization	9,575	4,858

Pro forma amortization expense included in amortization of intangibles	141,607	78,503
Less: Amortization expense included in amortization of intangibles in GetGo’s and the Company’s historical financial statements related to the GetGo Merger	(14,097)	(59,580)

Net adjustment	$127,510	$18,923

The completed technology, customer relationships and trademark intangible assets recorded in the Company’s preliminary acquisition accounting of the GetGo Merger are estimated to have fair values of $385 million, $756 million and $65 million, respectively, and are being amortized over their estimated useful lives of 9 years, 8 years and 9 years, respectively. Amortization of the acquired intangible assets in the Merger with GetGo are being recognized using an economic consumption model over the estimated useful life of each respective asset, which represents the period over which the Company expects the related cash flows to be realized. Assuming the Merger had occurred on January 1, 2016, future annual amortization expense as of December 31, 2016 related to the acquired intangible assets is estimated as follows: $219 million in 2017, $207 million in 2018, $179 million in 2019, $145 million in 2020, $111 million in 2021, $84 million in 2022 and $72 million thereafter.

(c)	Represents incremental stock-based compensation expense related to the restricted stock units for 446,039 shares of the Company’s common stock that the Company issued as replacement awards in connection with the Merger. The aggregate fair value of those awards was $48.2 million on the Merger date. Of that amount, $16.7 million was allocated to purchase consideration and $30.8 million was allocated to future employee services and will be expensed as stock-based compensation on a straight-line basis over the remaining service periods of those awards. The adjustment to record the incremental stock-based compensation expense related to these restricted stock units is as follows (in thousands):

	Year Ended December 31, 2016	One Month Ended January 31, 2017
Cost of revenue	$558	$145
Research and development	2,729	665
Sales and marketing	929	250
General and administrative	350	86

Total	$4,566	$1,146

(d)	Represents (i) the elimination of non-recurring transaction fees of $15.3 million and $12.4 million incurred by the Company in the year ended December 31, 2016 and the six months ended June 30, 2017, respectively, in connection with and prior to the Merger and recorded as general and administrative expense in the Company’s historical unaudited consolidated statements of operations for those periods, and (ii) the elimination of costs incurred by GetGo in connection with the Merger of $21.9 million recorded as separation costs in GetGo’s historical combined statement of operations for the year ended December 31, 2016 and of $1.2 million allocated to GetGo as separation costs in GetGo’s historical unaudited condensed combined statement of operations prior to the Merger, because the expenses are not expected to have a continuing impact on the operations of the combined business.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (continued)

(e)	Represents an adjustment to eliminate Merger-related retention bonus expense of $0.9 million for the year ended December 31, 2016 and $6.7 million for the six months ended June 30, 2017 for employees of the Company contingent upon their continued employment through the closing date of the Merger or a specified period of three, six or nine months after the closing date of the Merger as those expenses are not expected to have a continuing impact on the operations of the combined business. The adjustment to record the reversal of retention bonus expense is as follows (in thousands):

	Year Ended December 31, 2016	Six Months Ended June 30, 2017
Cost of revenue	$36	$340
Research and development	136	1,585
Sales and marketing	435	1,558
General and administrative	336	3,195

Total	$943	$6,678

(f)	Represents an aggregate adjustment of $42.3 million for the year ended December 31, 2016 and $1.1 million for the six months ended June 30, 2017 to record the income tax effect of the net pro forma adjustments related to the Merger, determined using an estimated blended federal, state and foreign statutory tax rate of 30%.

(g)	The weighted average shares outstanding used to compute net loss per share for the year ended December 31, 2016 and the six months ended June 30, 2017 have been adjusted to give effect to the issuance of 26,868,518 shares of the Company’s common stock in connection with the Merger, as if such issuance had occurred on January 1, 2016. The weighted average shares outstanding used to compute net loss per share for the six months ended June 30, 2017 has been adjusted to assume that the shares were outstanding for the entire period.

(h)	The weighted average shares outstanding used to compute diluted net loss per share for the year ended December 31, 2016 has been adjusted by 859,000 shares due to net loss reported in that period on a pro forma basis.

Note 6—Items Not Included in the Unaudited Pro Forma Combined Financial Statements

The unaudited pro forma combined statements of operations do not include any adjustment for non-recurring transaction, transition or integration fees incurred by the Company or GetGo after January 31, 2017 and included in the Company’s historical results for the six months ended June 30, 2017.

The unaudited pro forma combined statements of operations do not include an adjustment of the impacts of any revenue, cost or other operating synergies that may result from the Merger or the acquisition of Nanorep or of any related integration or restructuring costs incurred after the Merger or that may be contemplated.